EXHIBIT 99.1

For Immediate Release

November 5, 2018

Investor Relations Contact: Christopher J. Brodhead Senior Vice President, Investor Relations chris.brodhead@broadstone.com 585.287.6499

Broadstone Net Lease, Inc. Reports 2018 Third Quarter Operating Results

ROCHESTER, N.Y. – Broadstone Net Lease, Inc. (“BNL,” ”we,” or ”us”), a privately offered real estate investment trust (“REIT”) managed by Broadstone Real Estate, LLC (“Broadstone”), today filed with the Securities and Exchange Commission (“SEC”) its Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2018 (the “Q3 2018 10-Q”), which is available free of charge on the SEC’s public website and on our website at:  http://investors.bnl.broadstone.com.

“We are pleased to report another quarter of strong performance for BNL,” said Chris Czarnecki, BNL’s Chief Executive Officer. “During the third quarter, we added several new properties to the portfolio which will contribute to future revenue and earnings growth.” Czarnecki continued, “Our recent capital markets activities have positioned BNL for its historically most acquisitive quarter. Raising our monthly equity cap, issuing additional senior notes through a debt private placement, and deploying a portion of those proceeds to pay down existing debt, all allowed us to maintain a leverage ratio within our targeted range while extending our overall debt maturity profile. Importantly, BNL’s revolving line of credit was undrawn as of quarter end, providing ample capital to fund fourth quarter acquisitions to fuel continued growth in the portfolio and increase returns for our stockholders.“

OPERATING HIGHLIGHTS

For the three months ended September 30, 2018, we:

-	Increased revenues to $61.8 million, representing growth of 33.6% compared to the three months ended September 30, 2017.
-	Generated earnings per diluted share on a GAAP basis (as defined below) of $1.03, compared to $0.68 for the three months ended September 30, 2017, representing growth of 51.5%.
-	Generated funds from operations (“FFO”), a non-GAAP financial measure, of $2.02 per diluted share, compared to $1.42 for the three months ended September 30, 2017, representing growth of 42.3%.
-

Generated adjusted funds from operations (“AFFO”), a non-GAAP financial measure, of $1.40 per diluted share, compared to $1.30 for the three months ended September 30, 2017, representing growth of 7.7%.

-

Closed five real estate acquisitions totaling $110.5 million, excluding capitalized acquisition expenses, adding 29 new properties at a weighted average initial cash capitalization rate of 7.48%. The properties acquired had a weighted average remaining lease term of 10.8 years at the time of acquisition with weighted average annual rent increases of 1.2%.

-	Disposed of four properties for net proceeds of $11.0 million, recognizing a gain of $2.0 million above carrying value.

-

Received $72.6 million in investments from new and existing stockholders. As of September 30, 2018, there were 2,974 common stockholders and 67 holders of noncontrolling membership units in Broadstone Net Lease, LLC (the “Operating Company”).

-	Collected more than 99% of rents due and maintained a 100% leased portfolio.

For the nine months ended September 30, 2018, we:

-	Increased revenues to $174.4 million, representing growth of 32.0% compared to the nine months ended September 30, 2017.
-	Generated earnings per diluted share on a GAAP basis (as defined below) of $2.81, compared to $2.36 for the nine months ended September 30, 2017, representing growth of 19.1%.
-	Generated FFO of $5.31 per diluted share, compared to $4.43 for the nine months ended September 30, 2017, representing growth of 19.9%.
-	Generated AFFO of $4.26 per diluted share, compared to $4.04 for the nine months ended September 30, 2017, representing growth of 5.4%.
-

Closed 15 real estate acquisitions totaling $365.3 million, excluding capitalized acquisition expenses, adding 70 new properties at a weighted average initial cash capitalization rate of 6.93%. The properties acquired had a weighted average remaining lease term of 14.0 years at the time of acquisition with weighted average annual rent increases of 1.7%.

-

Disposed of 15 properties for net proceeds of $41.3 million, recognizing a gain of $9.6 million above carrying value. Properties we have disposed of during the first nine months of 2018 represented approximately 1.5% of our December 31, 2017 portfolio value.

-

Received $202.1 million in investments from new and existing stockholders, including property contributed in exchange for membership units in the Operating Company through Umbrella Partnership REIT (“UPREIT”) transactions.

-	Collected more than 99% of rents due and maintained a 100% leased portfolio.

Subsequent to quarter end, the committee of our board of directors comprised of independent directors (the “Independent Directors Committee” or “IDC”) approved increasing the Determined Share Value (“DSV”) to $86.00 per share, from $85.00 per share, effective for transactions from November 1, 2018 through January 31, 2019.

FFO and AFFO are performance measures that are not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We present these non-GAAP measures as we believe certain investors and other users of our financial information use them as part of their evaluation of our historical operating performance. Please see our discussion below under the heading “Reconciliation of Non-GAAP Measures,” which includes a discussion of the definition, purpose, and use of these non-GAAP measures as well as a reconciliation of each to the most comparable GAAP measure, and “Notice Regarding Non-GAAP Financial Measures.”

FINANCIAL RESULTS

	For the three months ended		For the nine months ended
	September 30,		September 30,
(in thousands, except per share data)	2018	2017	2018	2017
Revenues	$61,764	$46,235	$174,385	$132,090

Net income, including non-controlling interests	$23,064	$12,990	$60,444	$42,729
Net earnings per diluted share	$1.03	$0.68	$2.81	$2.36

FFO	$44,969	$27,189	$114,188	$79,974
FFO per diluted share	$2.02	$1.42	$5.31	$4.43

AFFO	$31,315	$24,813	$91,513	$72,946
AFFO per diluted share	$1.40	$1.30	$4.26	$4.04

Diluted Weighted Average Shares Outstanding	22,291	19,147	21,496	18,069

Revenues

Revenues increased 33.6%, to $61.8 million for the three months ended September 30, 2018, compared to $46.2 million for the three months ended September 30, 2017. For the nine months ended September 30, 2018, revenues increased 32.0% to $174.4 million, compared to $132.1 million for the nine months ended September 30, 2017.The increase in revenues for both the three- and nine-month periods is primarily attributable to the growth in our real estate portfolio. We acquired $683.6 million in real estate, excluding capitalized acquisition expenses, throughout 2017, mainly during the fourth quarter, and $365.3 million in real estate, excluding capitalized acquisition expenses, during the first nine months of 2018. The 70 new properties acquired in the first nine months of 2018 are expected to contribute to reported year-over-year growth over the remainder of the year.

Net Income

Net income increased 77.6%,to $23.1 million for the three months ended September 30, 2018, compared to $13.0 million for the three months ended September 30, 2017. Net earnings per diluted share increased $0.35 per share, or 51.5%, for the same period, to $1.03 per share. For the nine months ended September 30, 2018, net income increased 41.5%, to $60.4 million, compared to $42.7 million for the nine months ended September 30, 2017. Net earnings per diluted share increased 19.1%, to $2.81 per diluted share for the nine months ended September 30, 2018, compared to $2.36 per diluted share for the same period in 2017.

The increase in net income in both the three- and nine-month periods is mainly attributable to increased operating income, reflecting the growth in our real estate investment portfolio, combined with an $8.5 million gain in 2018, on the sale of an investment in preferred equity units of a related party. We also recorded higher expense associated with the extinguishment of debt during the nine months ended September 30, 2017, when we renegotiated our credit facility in connection with extinguishing prior debt. These factors were partially offset by increased interest expense in 2018, attributable to increased outstanding borrowings, as well as by decreased gains on sale of real estate as compared to the 2017 periods. During the three and nine months ended September 30, 2018, we incurred $2.1 million of impairment charges, compared to $2.6 million in the prior year periods. We review our assets for possible impairment when events or changes in circumstances indicate that their carrying amounts may not be recoverable. If an impairment is present because the carrying value of an asset is not deemed to be recoverable, we are required to recognize an impairment charge equal to the amount by which the carrying value of the asset exceeds its fair value. The fair values used in the impairment calculations are reflected in the current DSV.

FFO

FFO increased 65.4%, to $45.0 million for the three months ended September 30, 2018, compared to $27.2 million for the three months ended September 30, 2017. FFO per diluted share increased $0.60, to $2.02 per diluted share, in the same period. For the nine months ended September 30, 2018, FFO increased 42.8%, to $114.2 million, compared to $80.0 million for the nine months ended September 30, 2017. FFO per diluted share increased $0.88, to $5.31 per diluted share for the same period.

Consistent with the growth in net income, the increase in FFO is primarily due to the factors associated with growth in our real estate portfolio. Growth in FFO was greater than growth in net income, as there was a smaller deduction from net income in the three and nine months ended September 30, 2018, related to gains on the sale of real estate as compared to the same periods in 2017. These factors were partially offset by decreased asset impairment charges in the 2018 periods, as such charges are added back to net income when calculating FFO.

AFFO

AFFO increased 26.2%, to $31.3 million for the three months ended September 30, 2018, compared to $24.8 million for the three months ended September 30, 2017. AFFO per diluted share increased to $1.40 per diluted share, compared to $1.30 per diluted share in the three months ended September 30, 2017. AFFO increased 25.5%, to $91.5 million for the nine months ended September 30, 2018, compared to $72.9 million for the nine months ended September 30, 2017. AFFO per diluted share increased to $4.26 per diluted share, compared to $4.04 per diluted share for the nine months ended September 30, 2017.

As compared to the increase in FFO, the lower year-over-year growth in AFFO and AFFO per diluted share was mainly due to the gain on sale of investment in a related party discussed previously, which is subtracted from FFO to compute AFFO; combined with decreased addback adjustments for cost of debt extinguishment as compared to the 2017 periods, reflecting the renegotiation of our credit facility. In addition, deductions related to straight-line rent adjustments increased in 2018 as compared to the 2017 periods, due to the continued growth in our real estate investment portfolio. For the nine months ended September 30, 2018, these factors were somewhat offset by a decrease in the deduction related to gains on interest rate swaps, mainly reflecting the termination of an interest rate swap that occurred concurrent with the paydown of a mortgage in the prior year.

REAL ESTATE PORTFOLIO UPDATE

As of September 30, 2018, we owned a diversified portfolio of 583 individual net leased commercial properties located in 42 states comprising approximately 18.0 million rentable square feet of operational space. As of September 30, 2018, our properties were 100% subject to a lease and 99.4% occupied by 142 different commercial tenants, with no single tenant accounting for more than 4% of our annual rental stream. Our properties include those used for retail, industrial, healthcare, office, and other purposes.

During the three months ended September 30, 2018, we acquired 29 properties via five transactions for $110.5 million, excluding capitalized acquisition expenses, at a weighted average initial cash capitalization rate of 7.48%. The properties acquired had a weighted average lease term of 10.8 years at the time of acquisition and weighted average annual rent increases of 1.2%. During the nine months ended September 30, 2018, we acquired 70 properties via 15 transactions for $365.3 million, excluding capitalized acquisition expenses, at a weighted average initial cash capitalization rate of 6.93%. The properties acquired had a weighted average lease term of 14.0 years at the time of acquisition and weighted average annual rent increases of 1.7%.

During the nine months ended September 30, 2018, we disposed of 15 properties for a gain of $9.6 million over carrying value, including four properties disposed during the three months ended September 30, 2018, at a gain of $2.0 million. Our management team plans to continue to be strategic in its disposition activities, to balance the overall quality of our portfolio and capture value for stockholders, as some assets are sold for premiums. To the extent possible, we will deploy proceeds from the sale of real estate in order to make accretive investments, preferably on a tax-deferred basis pursuant to 1031 exchanges.

Based on our current acquisition pipeline, comprised of potential acquisition opportunities at various stages of negotiation and due diligence, we anticipate strong acquisition volume over the next several months.

CAPITALIZATION/BALANCE SHEET UPDATE

During the three months ended September 30, 2018, we raised $72.6 million in new capital investments from stockholders, of which approximately $59.2 million was received in cash and $13.4 million was raised via our Distribution Reinvestment Plan (“DRIP”). Approximately 47.7% of our investors participate in the DRIP, calculated based on the number of shares of our common stock and membership units in the Operating Company outstanding as of September 30, 2018.

In addition to continued equity raises, during the three months ended September 30, 2018, our Operating Company issued $225.0 million aggregate principal amount of 5.09% Series B Guaranteed Senior Notes due July 2, 2028 (the “Series B Notes”), and $100.0 million aggregate principal amount of 5.19% Series C Guaranteed Senior Notes due July 2, 2030 (the “Series C Notes”). We used a portion of the net proceeds from the Series B Notes and Series C Notes to repay all outstanding borrowings on our revolver and a portion of our 2015 unsecured term loan. At quarter end, our total outstanding debt principal totaled $1.31 billion, providing a leverage ratio of approximately 40.3% of the approximate market value of our assets.

To help balance the timing of equity capital inflows and deployment of those funds in the form of real estate investments, as well as to keep our leverage ratio within our targeted range while remaining well within our investment grade profile, during the fourth quarter of 2017, we implemented a cap and queue program for new and additional investments in shares of our common stock. The use and amount of the cap is based upon, and may be adjusted for, a number of factors, including, among others, our current and targeted leverage profile, our acquisition pipeline and anticipated future capital deployment, and overall market conditions. The monthly cap only applies to new or additional investments, and not to investments made pursuant to our DRIP or equity capital received in connection with UPREIT transactions. For the months of August 2018 through October 2018, new and additional investments were limited to $20.0 million per month. The monthly cap will be increased to $30.0 million for the months of November 2018 through January 2019.

DETERMINED SHARE VALUE

At its November 2, 2018, meeting, the IDC voted to increase the DSV to $86.00 per share for the period from November 1, 2018, through January 31, 2019. At $86.00 per share, the implied capitalization rate for our portfolio is 6.78% as of September 30, 2018. The DSV is established in good faith by the IDC based on the net asset value of our portfolio, input from management and third-party consultants, and such other factors as the IDC may determine. Additional information regarding our valuation policy and procedures, and the determination of the DSV by the IDC, is available in our 2017 Form 10-K filed with the SEC on March 15, 2018.

DISTRIBUTIONS

At its November 2, 2018, meeting, our Board of Directors declared monthly distributions of $0.43 per share of our common stock and unit of membership interest in the Operating Company to be paid by us to our stockholders and members of the Operating Company (other than us) of record as follows:

Dividend Per Share/Unit	Record Date	Payment Date (on or before)
$0.43	November 29, 2018	December 14, 2018
$0.43	December 28, 2018	January 15, 2019
$0.43	January 30, 2019	February 15, 2019

Investors may purchase additional shares of our common stock via cash investment (and the completion of a supplemental subscription agreement), or by electing to reinvest their distributions through the DRIP. The purchase price for shares of our common stock acquired through the DRIP will be 98% of the DSV.

CONFERENCE CALL INFORMATION

In conjunction with the release of our operating results, we will host a conference call on Tuesday, November 6, 2018, at 9:00 a.m. ET to discuss the results.

To access the live webcast, please visit: https://services.choruscall.com/links/bnl181106.html,. If you prefer to listen via phone, please dial: 1-888-349-0109 and request to join the Broadstone Net Lease, Inc. call.

To view a replay of the call, please visit: http://investors.bnl.broadstone.com through November 20, 2018.

INVESTOR PRESENTATION

Our current investor presentation and supplemental materials for our third quarter 2018 financial and operating results are available at http://investors.bnl.broadstone.com. This site also offers the capability to sign up for automated email alerts when BNL issues public filings of any kind.

About Broadstone Net Lease, Inc.

BNL invests in freestanding, single-tenant, net leased commercial properties located throughout the United States, primarily via sale and leaseback, lease assumption, and UPREIT transactions. UPREIT transactions (where “UPREIT” means “umbrella partnership real estate investment trust”) provide a tax deferred exit strategy for owners of real estate who might otherwise recognize a significant taxable gain in a cash sale of a highly appreciated property with a low tax cost basis. With a diversified portfolio of 583 retail, healthcare, industrial, office and other properties in 42 states as of September 30, 2018, the REIT targets individual or portfolio acquisitions within the $5 million to $300 million range.

There are currently more than 2,900 shareholders in BNL, which is externally managed by Broadstone Real Estate, LLC. BNL remains open for new investment by accredited investors on a monthly basis, with a minimum direct investment of $500,000. Shares are offered directly by BNL via private placement. For additional information about BNL, please visit its corporate website at http://investors.bnl.broadstone.com.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies, and prospects, both business and financial. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," “should,” "expect," "intend," "anticipate," "estimate," “would be,“ "believe," "continue," or other similar words. Forward-looking statements involve known and unknown risks, which may cause our actual future results to differ materially from expected results, including risks related to general economic conditions, local real estate conditions, tenant financial health, property acquisitions and the timing of these acquisitions, and the availability of capital to finance planned growth, among others, as described in our filings with the Securities and Exchange Commission. Consequently, forward-looking statements should be regarded solely as reflections of our current operating plans and estimates as of the dates indicated. Actual operating results may differ materially from what is expressed or forecast in this press release. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Notice Regarding Non-GAAP Financial Measures

In addition to our reported results and net earnings per diluted share, which are financial measures presented in accordance with GAAP, this press release and the referenced investor presentation and supplemental financial and operating materials contain and may refer to certain non-GAAP financial measures, including Funds from Operations, or FFO, and Adjusted Funds from Operations, or AFFO. We believe the use of FFO and AFFO are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. FFO and AFFO should not be considered alternatives to net income as a performance measure or to cash flows from operations, as reported on our statement of cash flows, or as a liquidity measure, and should be considered in addition to, and not in lieu of, GAAP financial measures. A reconciliation of FFO and AFFO to the most directly comparable GAAP financial measure and statements of why management believes these measures are useful to investors are included below and in the investor presentation materials that are referenced above.

Broadstone Net Lease, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands, except per share amounts)

	September 30, 2018	December 31, 2017
Assets
Accounted for using the operating method, net of accumulated depreciation	$2,449,438	$2,186,141
Accounted for using the direct financing method	42,012	41,617
Investment in rental property, net	2,491,450	2,227,758
Cash and cash equivalents	17,301	9,355
Restricted cash	10,727	744
Accrued rental income	65,689	52,018
Tenant and other receivables, net	214	897
Tenant and capital reserves	1,087	943
Prepaid expenses and other assets	2,932	267
Notes receivable	—	6,527
Investment in related party	—	10,000
Interest rate swap, assets	35,525	11,008
Intangible lease assets, net	264,038	242,659
Debt issuance costs – unsecured revolver, net	2,453	3,026
Leasing fees, net	13,929	13,554
Total assets	$2,905,345	$2,578,756

Liabilities and equity
Unsecured revolver	$—	$273,000
Mortgages and notes payable, net	79,762	67,832
Unsecured term notes, net	1,225,473	836,912
Interest rate swap, liabilities	—	5,020
Accounts payable and other liabilities	21,453	20,345
Due to related parties	47	722
Tenant improvement allowances	2,920	5,669
Accrued interest payable	7,018	3,311
Intangible lease liabilities, net	86,301	81,744
Total liabilities	1,422,974	1,294,555

Equity
Broadstone Net Lease, Inc. stockholders' equity:
Preferred stock, $0.001 par value; 20,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.001 par value; 80,000 shares authorized, 21,077 and 18,909 shares issued and outstanding at September 30, 2018 and December 31, 2017, respectively	21	19
Additional paid-in capital	1,479,339	1,301,979
Subscriptions receivable	(1,690)	(15)
Cumulative distributions in excess of retained earnings	(141,117)	(120,280)
Accumulated other comprehensive income	33,114	5,122
Total Broadstone Net Lease, Inc. stockholders’ equity	1,369,667	1,186,825
Non-controlling interests	112,704	97,376
Total equity	1,482,371	1,284,201
Total liabilities and equity	$2,905,345	$2,578,756

Broadstone Net Lease, Inc. and Subsidiaries

Condensed Consolidated Statements of Income and Comprehensive Income

(Unaudited)

(in thousands, except per share amounts)

	For the three months ended September 30,		For the nine months ended September 30,
	2018	2017	2018	2017
Revenues
Rental income from operating leases	$58,189	$43,233	$163,611	$123,890
Earned income from direct financing leases	1,017	968	2,936	3,175
Operating expenses reimbursed from tenants	2,529	1,995	7,764	4,908
Other income from real estate transactions	29	39	74	117
Total revenues	61,764	46,235	174,385	132,090

Operating expenses
Depreciation and amortization	21,869	15,643	61,303	44,969
Asset management fees	4,663	3,844	13,119	10,666
Property management fees	1,680	1,249	4,792	3,635
Property and operating expense	2,777	2,009	7,926	4,710
General and administrative	1,664	1,173	4,451	3,297
State and franchise tax	58	301	811	511
Provision for impairment of investment in rental properties	2,061	2,608	2,061	2,608
Total operating expenses	34,772	26,827	94,463	70,396
Operating income	26,992	19,408	79,922	61,694
Other income (expenses)
Preferred distribution income	65	187	440	550
Interest income	16	127	178	354
Interest expense	(14,484)	(9,380)	(38,115)	(25,182)
Cost of debt extinguishment	(50)	(1,404)	(101)	(5,019)
Gain on sale of real estate	2,025	4,052	9,620	10,332
Gain on sale of investment in related party	8,500	—	8,500	—
Net income	23,064	12,990	60,444	42,729
Net income attributable to non-controlling interests	(1,797)	(1,042)	(4,631)	(3,460)
Net income attributable to Broadstone Net Lease, Inc.	$21,267	$11,948	$55,813	$39,269

Weighted average number of common shares outstanding
Basic	20,554	17,617	19,850	16,607
Diluted	22,291	19,147	21,496	18,069
Net earnings per common share
Basic and diluted	$1.03	$0.68	$2.81	$2.36

Comprehensive income
Net income	$23,064	$12,990	$60,444	$42,729
Other comprehensive income
Change in fair value of interest rate swaps	6,299	283	30,296	(1,448)
Realized (gain) loss on interest rate swaps	(4)	—	(4)	(873)
Comprehensive income	29,359	13,273	90,736	40,408
Comprehensive income attributable to non-controlling interests	(2,288)	(1,046)	(6,931)	(3,271)
Comprehensive income attributable to Broadstone Net Lease, Inc.	$27,071	$12,227	$83,805	$37,137

Reconciliation of Non-GAAP Measures

The following is a reconciliation of net income to FFO and AFFO for the three and nine months ended September 30, 2018 and 2017. Also presented is the weighted average number of shares of our common stock and noncontrolling membership units in the Operating Company used for the basic and diluted per share computation:

	For the three months ended		For the nine months ended
(in thousands, except per share data)	September 30,		September 30,
	2018	2017	2018	2017
Net income	$23,064	$12,990	$60,444	$42,729
Real property depreciation and amortization	21,869	15,643	61,303	44,969
Gain on sale of real estate	(2,025)	(4,052)	(9,620)	(10,332)
Asset impairment	2,061	2,608	2,061	2,608
FFO	$44,969	$27,189	$114,188	$79,974
Capital improvements / reserves	(49)	(49)	(147)	(147)
Straight line rent adjustment	(5,337)	(4,521)	(15,640)	(12,585)
Cost of debt extinguishment	50	1,404	101	5,019
Gain on sale of investment in related party	(8,500)	—	(8,500)	—
Amortization of debt issuance costs	477	486	1,410	1,343
Amortization of net mortgage premiums	(36)	205	(107)	135
Gain on interest rate swaps and other non-cash interest expense	(4)	—	(4)	(1,280)
Amortization of lease intangibles	(255)	99	212	487
AFFO	$31,315	$24,813	$91,513	$72,946

Diluted WASO(1)	22,291	19,147	21,496	18,069

Net earnings per share, basic and diluted	$1.03	$0.68	$2.81	$2.36
FFO per diluted share	2.02	1.42	5.31	4.43
AFFO per diluted share	$1.40	$1.30	$4.26	$4.04

(1)	Diluted weighted average number of shares of our common stock and membership units in the Operating Company outstanding (“WASO”), computed in accordance with GAAP.

Our reported results and net earnings per dilutive share are presented in accordance with GAAP. We also disclose Funds from Operations, or FFO, and Adjusted Funds from Operations, or AFFO, each of which are non-GAAP measures. We believe the use of FFO and AFFO are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. FFO and AFFO should not be considered alternatives to net income as a performance measure or to cash flows from operations, as reported on our statement of cash flows, or as a liquidity measure and should be considered in addition to, and not in lieu of, GAAP financial measures.

We compute FFO in accordance with the standards established by the 2002 White Paper on FFO approved by the Board of Governors of Nareit, the worldwide representative voice for REITs and publicly traded real estate companies with an interest in the U.S. real estate and capital markets. Nareit defines FFO as GAAP net income or loss adjusted to exclude net gains (losses) from sales of depreciated real estate assets, depreciation and amortization expense from real estate assets, and impairment charges related to previously depreciated real estate assets. To derive AFFO, we modify the Nareit computation of FFO to include other adjustments to GAAP net income related to certain non-cash revenues and expenses, including straight-line rents, cost of debt extinguishments, amortization of debt issuance costs, amortization of net mortgage premiums, amortization of lease intangibles, (gain) loss on interest rate swaps and other non-cash interest expense, extraordinary items and other specified non-cash items. We believe that such items are not a result of normal operations and thus we believe excluding such items assists management and investors in distinguishing whether changes in our operations are due to growth or decline of operations at our properties or from other factors.

Our leases include rents that increase over the term of the lease to compensate us for anticipated increases in market rentals over time. Our leases do not include significant front-loading or back-loading of payments or significant rent-free periods. Therefore, we find it useful to evaluate rent on a contractual basis as it allows for comparison of existing rental rates to market rental rates. Additionally, we exclude the amortization of lease intangibles. We exclude these costs from AFFO because they are upfront expenses that are recognized in conjunction with an acquisition, and therefore, are not indicative of ongoing operational results of the portfolio. We also exclude costs or gains recorded on the extinguishment of debt, non-cash interest expense and gains, and the amortization of debt issuance costs and net mortgage premiums as they are not indicative of ongoing operational results of the portfolio. We use AFFO as a measure of our performance when we formulate corporate goals.

FFO is used by management, investors, and analysts to facilitate meaningful comparisons of operating performance between periods and among our peers, primarily because it excludes the effect of real estate depreciation and amortization and net gains on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions. We believe that AFFO is a useful supplemental measure for investors to consider because it will help them to better assess our operating performance without the distortions created by non-cash revenues or expenses. FFO and AFFO may not be comparable to similarly titled measures employed by other REITs, and comparisons of our FFO and AFFO with the same or similar measures disclosed by other REITs may not be meaningful.

Neither the SEC, nor any other regulatory body has passed judgment on the acceptability of the adjustments that we use to calculate FFO and AFFO. In the future, the SEC, or another regulatory body may decide to standardize the allowable adjustments across the REIT industry and in response to such standardization we may have to adjust our calculation and characterization of FFO and AFFO accordingly.